ASSET PURCHASE AGREEMENT

BETWEEN

METABOLIX, INC.
AND
CJ RESEARCH CENTER LLC

Dated: September 16, 2016

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is dated as of this 16th day of September, 2016, by and between METABOLIX, INC., a Delaware corporation (the “Seller”), and CJ Research Center LLC, a Massachusetts limited liability company (the “Buyer”). Each of Buyer and Seller are sometimes referred to as a “Party” or collectively as the “Parties.”
RECITALS
A.Seller owns certain E. Coli strain technology and assets related to the research, development, manufacture, marketing and sale of polyhydroxyalkanoate (“PHA”) biopolymers, and is discontinuing its biopolymers business operations.
B.    Seller wishes to sell certain of its assets and Buyer wishes to purchase such assets on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:
Article I
DEFINITIONS AND TERMS
The following terms, as used in this Agreement, shall have the meanings set forth in this Article I:
“Affiliate” means, with respect to any Person: (i) any corporation or other business entity fifty percent (50%) or more of the voting stock or voting equity interests of which are owned directly or indirectly by such Person; or (ii) any corporation or business entity which directly or indirectly owns fifty percent (50%) or more of the voting stock or voting equity interests of such Person; and (iii) any Person that directly or indirectly is controlling, controlled by or under common control with such Person. As used in this definition, the term “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction or management of policies of any Person, whether through ownership of voting securities or other ownership interests or otherwise.
“Agreement” means this Asset Purchase Agreement.
“Assumed Obligations” means the obligations and Liabilities of Buyer under the License Agreements that arise after the Closing Date, but excluding: (a) any obligations or Liabilities that arise from or are attributable to any breach or default, or any threatened breach or default, by Seller under any of the License Agreements prior to the Closing and (b) any obligations or Liabilities that arise from or are attributable to any other act or omission of Seller prior to the Closing.
“Books and Records” means, collectively, all tangible manifestations and memorializations of (a) Confidential Information relating to the Purchased Assets, (b) Know-how, and (c) all other books, records, data, material and documentation of Seller and its subsidiaries relating to the Purchased Assets, wherever located and in whatever form maintained (including electronic form), including all Web-accessible databases regarding the Strains.
“Buyer Indemnified Parties” (and each individually a “Buyer Indemnified Party”) means, collectively, Buyer and its Affiliates and each of its and their equityholders, directors, limited liability company managers, partners, officers, lenders, successors and assigns.
“Certifications and Permits” means all of Seller’s certifications, regulatory and other approvals (including licenses and consents of any Governmental Authority), accreditations, authorizations, consents and permits, in each case that are material to the Relevant Operations excluding any of the foregoing issued by state or local authorities that relate to Seller’s use and occupancy of its facilities in Woburn, Massachusetts and Lowell, Massachusetts.
“Claims and Adverse Consequences” mean any and all losses, Liabilities, judgments, injunctions, orders, decrees, rulings, assessments, damages (including, without limitation, punitive damages), obligations, penalties (including, without limitation, governmental penalties), awards, fines, Taxes, deficiencies, amounts paid in settlement, liens, interest, claims (including third party claims), demands, actions, suits, proceedings, hearings, investigations, charges, complaints, litigation, lawsuits, costs and expenses whatsoever (including, without limitation, reasonable attorneys’, consultants’ and other professional fees and disbursements and other costs of investigation), whether known or unknown as of the Closing, liquidated or unliquidated as of the Closing, and however arising, whether in contract, tort, under common law or otherwise.
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Confidential Information” means all confidential, secret, and proprietary information and all trade secrets (including all tangible and intangible embodiments thereof) of Seller and its subsidiaries, including lists of and information regarding current and prospective trials, unpatented inventions, discoveries or improvements, techniques and results, marketing information, manufacturing information and processes, research and development information and processes, contracts and contractual relations, licenses, business methods, and information concerning planned or pending ventures or developments, in each case whether or not marked as secret or confidential, and any other information or data of Seller and its subsidiaries that Seller treats as proprietary or designates as confidential information. By way of example, without limitation, Confidential Information includes all trade secrets and proprietary information of Seller and its subsidiaries relating to the Strains and to Seller’s production processes for producing PHA from the Strains, including related technical specifications.
“Confidentiality Agreement” means that certain confidentiality agreement dated August 17, 2010, as amended and extended, by and between Seller and Buyer.
“Equipment” means the equipment shown on Schedule 2.1(g) other than the Shared Equipment.
“Encumbrances” means any mortgage, pledge, lien, charge, claim, security interest, requirement of third party, consent, encumbrance or other right of any third party whatsoever.
“Excluded Assets” has the meaning set forth in Section 2.2.
“FAST Patent Rights” means the Patent Rights designated as FAST Patent Rights in Schedule 2.1(b).
“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, tribunal or organization or any regulatory, administrative or other agency, and any political or other subdivision, department or branch of any of the foregoing.
“Inbound License Agreements” means those agreements identified as Inbound License Agreements on Schedule 2.1(f) hereto.
“Intellectual Property” means the Patent Rights, the Know-How and the Trademarks.
“Inventory” means the inventory of Seller identified on Schedule 2.1(h).
“Know-how” means all of the following: (i) technical, manufacturing, regulatory and other information, methods, specifications, processes procedures, formulations, test data, protocols, documents and information, including formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications, (ii) inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, including all patent disclosures, (iii) trade secrets, (iv) confidential business information, including formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, customer and supplier lists, customer files and the contents of Seller’s customer information database, and (v) any other know-how; wherever located and in whatever form maintained (including electronic form), and in each case, of Seller and its subsidiaries and relating to the Relevant Operations or any of the other Purchased Assets.
“Knowledge” means the actual knowledge of Seller’s Chief Executive Officer, Chief Operating Officer, Chief Scientific Officer and General Counsel.
“Landlord Consent” means a landlord consent to the Sublease, in form and substance reasonably acceptable to the Buyer.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.
“Lease” means the lease dated January 20, 2016, by ARE-MA Region No. 20, LLC, as Lessor, and Seller, as Lessee.
“Liability” (collectively “Liabilities”) means each and every liability and obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“License Agreements” means, collectively, the Inbound License Agreements and the Metabolix License Agreements; and “License Agreement” means each of the foregoing individually.
“Metabolix Key Employees” means each of the following individuals: Seller’s Chief Executive Officer, Seller’s Chief Operating Officer, Seller’s Chief Scientific Officer, and Dr. Dong-Eun Chang.
“Metabolix License Agreements” means those license agreements entered into by Seller with respect to certain of the Patent Rights that are described in Schedule 2.1(f).
“Offsite Equipment” means the Equipment identified on Schedule 5.11(b).
“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator.
“Patent Rights” means the patents and patent applications shown on Schedule 2.1(b), together with all patent disclosures, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations, applications and other rights with respect thereto.
“Permitted Encumbrances” means, (i) with respect to the Patent Rights, the rights of licensees under the Metabolix License Agreements, and (ii) the Required Consents and Required Notices.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization including a Governmental Authority.
“PHA” is defined in the Recitals above.
“Premises” means that portion of Seller’s leased premises located at 19 Presidential Way, Woburn, Massachusetts 01801 USA designated as such in the Sublease.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchase Price Balance” has the meaning set forth in Section 3.1(b).
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Technologies” means (a) the Strains; (b) PHA biopolymers; (c) PHA-based chemicals produced by microbial fermentation; (d) the use of or applications for PHA biopolymers or compounds containing PHA biopolymers; and (e) Seller’s “FAST” chemical recovery technology, including PHA fermentation and recovery processes and biopolymer formulations relating to any of the foregoing.
“Required Consents” means all consents, authorizations, filings, Orders, approvals, and registrations necessary or proper in order for Seller to sell, convey and transfer all the Purchased Assets to Buyer on the Closing Date and otherwise consummate the transactions contemplated by this Agreement and the other Transaction Documents, free and clear of all Encumbrances other than the Permitted Encumbrances and in compliance with any Order or other requirement of any Governmental Authority.
“Required Notices” means all notices required to be given in order for Seller to sell, convey and transfer all the Purchased Assets to Buyer on the Closing Date and otherwise consummate the transactions contemplated by this Agreement and the other Transaction Documents, free and clear of all Encumbrances other than the Permitted Encumbrances and in compliance with any Order or other requirement of any Governmental Authority.
“Relevant Operations” means Seller’s PHA biopolymers business, which involved research, manufacturing, marketing, sale and development of PHA biopolymers and the use and development of the Strains.
“Retained Liabilities” has the meaning set forth in Section 2.4.
“Seller Business Representations” means the representations and warranties in Article V other than the Seller Fundamental Representations.
“Seller Fundamental Representations” means each of the representations and warranties in Section 5.1 (Authorization), Section 5.2 (No Conflict), Section 5.3 (Consents), Section 5.4 (No Broker), Section 5.5 (Title).
“Seller Indemnified Parties” (and each individually a “Seller Indemnified Party”) means, collectively, Seller and its Affiliates and each of its and their equityholders, directors, partners, officers, lenders, successors and assigns.
“Shared Equipment” means the equipment designated as “Shared Equipment” on Schedule 2.1(g).
“Strains” means all E. coli platform strains and all PHA strains, including vectors and plasmids for further development of such strains, of Seller and its subsidiaries.
“Sublease” means a sublease agreement in the form attached hereto as Exhibit A between Seller as sublessor and Buyer as sublessee of the Premises, being a portion of the premises leased to Buyer as Lessee under the Lease.
“Survival Date,” “Third Party Claim,” and “Claim Notice “shall have the meanings set forth in Section 8.1.
“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes or required by any law relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Trademarks” means the trademarks, tradenames and logos listed on Schedule 2.1(h).
“Transaction Documents” (individually, a “Transaction Document”) means this Agreement and all other documents delivered by Seller and Buyer in order to effect the transactions contemplated by this Agreement, including, without limitation, the Bill of Sale, Patent Assignments, Trademark Assignments, Assignment and Assumption Agreements and the Sublease.
“Transfer Taxes and Costs” has the meaning set forth in Section 9.1.
ARTICLE II
PURCHASE AND SALE; ASSUMED LIABILITIES
Section 2.1.     Purchased Assets. At Closing, subject to the terms and conditions contained herein, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire, all of the following assets (collectively referred to herein as the “Purchased Assets”), free and clear of all Encumbrances other than the Permitted Encumbrances:

(a)	the Strains;

(b)	the Patent Rights;

(c)	the Know-how;

(d)	all Confidential Information relating to any other Purchased Assets or the Relevant Operations;

(e)	Seller’s right, title and interest in and to the Certifications and Permits;

(f)	Seller’s right, title and interest in and to the License Agreements;

(g)	the Equipment;

(h)	the Inventory;

(i)	the Trademarks; and

(j)	the Books and Records.
Section 2.2.     Excluded Assets. All Seller assets that are not expressly included in the Purchased Assets (collectively, the “Excluded Assets”) will be retained by Seller and will not constitute Purchased Assets. Without limiting the generality of the foregoing sentence, the Excluded Assets shall include, without limitation, the following assets of Seller:

(a)	All cash, cash equivalents and bank accounts of Seller;

(b)	all accounts receivable, notes receivable and all other receivables of Seller;

(c)	inventory other than the Inventory;

(d)	all records relating to the organization, maintenance, existence and good standing of Seller as a corporation;

(e)	all assets relating to employee welfare plans, benefit plans, and employment agreements and arrangements;

(f)	all of Seller’s computer systems, and Seller’s financial and other books and records other than books and records described in Section 2.1 as Purchased Assets;

(g)	the Shared Equipment; and

(h)	the assets of Seller’s Yield10 Bioscience crop program.
Section 2.3.     Assumed Obligations. At Closing, subject to the terms and conditions contained herein, Buyer shall assume the Assumed Obligations.
Section 2.4.     Retained Liabilities. Buyer shall not assume, and none of Buyer’s covenants or obligations under this Agreement or any of the other Transaction Documents include, any Liabilities or obligations whatsoever except for the Assumed Obligations and Buyer’s express obligations under this Agreement and the other Transaction Documents. Seller agrees that, the Purchased Assets do not include any debts, obligations, Liabilities or Taxes whatsoever, whether arising out of or related to the Purchased Assets or otherwise for the period prior to the Closing Date (all the foregoing being the “Retained Liabilities”), including any such Liabilities relating to employees or former employees of Seller.
ARTICLE III
PURCHASE PRICE
Section 3.1.     Purchase Price. The aggregate purchase price for the Purchased Assets and the assignment of rights to Buyer hereunder shall be Ten Million U.S. Dollars ($10,000,000.00) (the “Purchase Price”), payable as follows:
(i)    $2,000,000, which was previously paid in full to Seller; plus
(j)    $8,000,000 (the “Purchase Price Balance”) payable at Closing by wire transfer of immediately available funds to the Seller’s account in accordance with written instructions provided to Buyer by Seller prior to the Closing.
Section 3.2.     Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 3.2. The Parties shall (a) file Internal Revenue Service Form 8594 and all federal, state and local Tax returns in accordance with such allocation, and (b) report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with such allocation. Buyer and Seller shall promptly provide the other with any other information reasonably required to complete Form 8594, and shall notify the other in the event of an examination, audit or other proceeding regarding such allocation.
ARTICLE IV
CLOSING
Section 4.1.     Closing. The closing (the “Closing”) of the transactions contemplated hereby shall take place simultaneously with the execution of this Agreement. The Closing will occur remotely through the exchange of electronic copies, with originals exchanged among the Parties promptly after the Closing. The date upon which the Closing shall occur is herein called the “Closing Date.” For all purposes under this Agreement, the Closing shall be effective as of 12:01 a.m. EDT on the Closing Date.
Section 4.2.     Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following (with all documents that are to be executed by Seller to be dated as of the Closing Date):
(a)    A bill of sale in substantially the form attached hereto as Exhibit B with respect to all the Purchased Assets identified therein (the “Bill of Sale”), duly executed by Seller;
(b)    a patent assignment with respect to each of the Patent Rights in the form attached hereto as Exhibit C (the “Patent Assignments”), duly executed by Seller;
(c)    an assignment and assumption agreement for each License Agreement in the form attached hereto as Exhibit D pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, to and under the License Agreement and Buyer agrees to be fully substituted for Seller in each of the License Agreements and acquires all the rights and becomes obligated to perform all the duties of Seller under the License Agreement on the terms set forth in such assignment and assumption (the “Assignment and Assumption Agreements”), duly executed by Seller;
(d)    a trademark assignment with respect to each of the Trademarks in the form attached hereto as Exhibit E (the “Trademark Assignments”), duly executed by Seller;
(e)    the Sublease, duly executed by Seller, together with the Landlord Consent, duly executed by the lessor under the Lease;
(f)    evidence, in form and substance reasonably acceptable to Buyer, that Seller has provided all the Required Notices;
(g)    a certificate of a senior executive of Seller, executed by such senior executive, certifying as true and correct as of the Closing Date (i) the incumbency and specimen signature of each officer of Seller executing this Agreement or any other Transaction Document on behalf of Seller, and (ii) a copy of the resolutions of Seller’s board of directors authorizing the transactions contemplated by this Agreement and the other Transaction Documents and Seller’s and execution, delivery and performance of the Transaction Documents to which Seller is party;
(h)    an assignment agreement, in in the form of Exhibit H attached to this Agreement, with respect to each of the confidentiality agreements identified on Schedule 2.1(j) to this Agreement;
(i)    notification to Masy Systems with respect to transfer of ownership of the “backup copies” of the Strains; and
(j)    physical possession, delivered to Buyer at the Premises, of (i) the Strains (other than the “backup copies” referred to above), and (ii) all the Equipment other than the Offsite Equipment.
Section 4.3.     Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (with all documents that are to be executed by Buyer to be dated as of the Closing Date):
(a)    The Purchase Price Balance payable in accordance with Section 3.1(b);
(b)    The Patent Assignments, duly executed by Buyer;
(c)    The Trademark Assignments, duly executed by Buyer;
(d)    The Assignment and Assumption Agreements, duly executed by Buyer; and
(e)    The Sublease, duly executed by Buyer.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to Buyer to enter into this Agreement and the other Transaction Documents, and in specific reliance thereon by Buyer, Seller represents and warrants to Buyer as follows in this Article V, all of which representations and warranties are true, complete and correct as of the Closing. The representations and warranties in this Article V are qualified by the express disclosures made in the Schedules attached as Exhibit F (the “Disclosure Schedule”), but only with respect to any particular representation and warranty, if the specific disclosure corresponds, by Section number, to the representation and warranty in such Section. No due diligence investigation by Buyer or any of its employees, agents or representatives, or any other review or investigation of Seller, the Relevant Operations or the Purchased Assets by Buyer or any of its employees, agents or representatives, limits or modifies the benefit, scope, effect or intent of any of the representations and warranties set forth in this Article V.
Section 5.1.     Authorization. Seller has full power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to perform its obligations hereunder and thereunder. Seller’s execution, delivery, and performance of this Agreement and all other Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Seller’s part. This Agreement constitutes, and all other Transaction Documents when executed and delivered in accordance with the terms hereof will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.
Section 5.2.     No Conflict. Neither Seller’s execution and delivery of this Agreement or any of the other Transaction Documents nor Seller’s consummation of the transactions contemplated hereby or thereby, will (i) violate any Law or Order to which Seller is subject or by which Seller or any of the Purchased Assets is bound, (ii) conflict with or result in a breach of any provision of Seller’s articles or certificate of incorporation or bylaws or other governing documents, or (iii) assuming all Required Consents and Required Notices have been received and given at the Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any of the License Agreements or any other agreement, contract, lease, license, instrument, or other arrangement to which any of the Purchased Assets is subject or bound or result in the imposition of any Encumbrance upon any of the Purchased Assets.
Section 5.3.     Consents. All the Required Consents and Required Notices are identified on Schedule 5.3 to this Agreement. Except for the Required Consents and Required Notices, no approval, consent, exemption, authorization, Order or other action by, notice to, or registration, declaration, or filing with, any Person is necessary or required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.
Section 5.4.     No Broker. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents for which Buyer could become liable or obligated.
Section 5.5.     Title. Seller has good and marketable title to, or holds by valid and existing lease or license, the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.
Section 5.6.     No Litigation. There are no Orders, investigations, actions, suits, or other legal proceedings pending or to Seller’s Knowledge threatened, at law, in equity, in arbitration, before any Governmental Authority (including any governmental, quasi-governmental or other investigation by any Governmental Authority) or otherwise, with respect to the Relevant Operations or any of the Purchased Assets or that would prevent Seller from consummating the transactions contemplated by this Agreement or the other Transaction Documents at the Closing in the manner set forth in the Transaction Documents.
Section 5.7.     Litigation: IP Rights. There are no Orders, investigations, actions, suits, or other legal proceedings pending or to Seller’s Knowledge threatened, at law, in equity, in arbitration, before any Governmental Authority (including any governmental, quasi-governmental or other investigation by any Governmental Authority) or otherwise, (a) alleging or claiming that any of the Purchased Assets interfere with, infringe upon, or misappropriate any intellectual property rights of third parties, (b) alleging or claiming any interference, infringement, or misappropriation with respect to any of the Purchased Assets, or (c) alleging or claiming ownership, invalidity, or unenforceability of any the Patent Rights or Trademarks or ownership of the Know-how.
Section 5.8.     Other Intellectual Property Matters. Except as disclosed on Schedule 5.8 of the Disclosure Schedule, the Patent Rights and the Trademarks include all of the rights under any patents and patent applications (including all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof) and trademarks that were material to the Relevant Operations as conducted by Seller and its subsidiaries from March 31, 2012 until the Closing Date. With respect to the Patent Rights and Trademarks: (i) Seller possesses all right, title, and interest in and to the Patent Rights and Trademarks, free and clear of any Encumbrance, license, or other restriction except for the Permitted Encumbrances; (ii) the Patent Rights and Trademarks are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) there are no actions, suits, or other legal proceedings pending at law, in equity, in arbitration or before any Governmental Authority that challenge the legality, validity, enforceability, use, or ownership of the Patent Rights and Trademarks; and (iv) except for Patent Rights that are indicated as being abandoned on Schedule 2.1(b), no cancellation or expiration of the Patent Rights or Trademarks is pending, except for cancellation or expiration at the end of their respective statutory or contractual terms (and not as a result of any act or omission by Seller prior to Closing, including a failure by Seller to pay any required maintenance fees due prior to Closing). All subsidiaries of Seller and employees and contractors of Seller that have owned any intellectual property included in or embodied by the Intellectual Property, or that were or are otherwise involved in the development of any of the Intellectual Property, have assigned to the Seller in writing all rights in and to any Intellectual Property included therein or embodied thereby. To Seller’s Knowledge, the manufacture, use, sale, or other commercialization of the Purchased Assets in the Relevant Operations did not infringe or misappropriate the rights of any Person and no written notices of any of the foregoing (including any demands from any third party) have been received. To Seller’s Knowledge, no Person is infringing or misappropriating any Intellectual Property, and no written notices regarding any of the foregoing (including any demands from any third party) have been received. Seller has delivered to Buyer true, correct and complete copies of all Patent Rights that are not publicly available.
Section 5.9.     License Agreements. Seller has delivered to Buyer true, complete and correct copies of the License Agreements. Other than the License Agreements and as set forth in Section 5.9 of the Disclosure Schedule, there are no contracts or agreements of Seller that: (i) grant Seller any intellectual property rights that were material to the Relevant Operations as conducted by Seller and its subsidiaries from March 31, 2012, until the Closing Date; or (ii) grant third parties any rights under the Intellectual Property. Each License Agreement is transferable to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances. All the License Agreements are in full force and effect and bind the Seller thereto and, to Seller’s Knowledge, the other parties thereto. No uncured default by Seller has occurred under any of the License Agreements and, to Seller’s Knowledge, no uncured default by any other party has occurred under any License Agreement. Assuming the Required Consents and Required Notices have been received and given, neither the Closing nor the transfer of any of the License Agreements will waive, restrict, trigger, give rise to, accelerate or otherwise modify or affect any additional right or obligation of any Person under any of the License Agreements. To Seller’s Knowledge, no party to any License Agreement has, in accordance with the terms of such License Agreement, repudiated or terminated such License Agreement or notified Seller of its intent not to renew such License Agreement. No Person has made a written demand with respect to any renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by Seller under any License Agreement. Seller has not released or waived any of its rights under any License Agreement.
Section 5.10.     Trade Secrets. Seller has taken reasonable and appropriate steps to protect and preserve the confidentiality of all Confidential Information. Except as set forth in Schedule 5.10 of the Disclosure Schedule, the Know-how includes all of the know-how, trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, formulations and compositions material to the Relevant Operations as conducted by the Seller and its subsidiaries from March 31, 2012 until the Closing Date.
Section 5.11.     Equipment. Except as disclosed on Schedule 5.11(a) of the Disclosure Schedule, the Equipment is in good operating condition. Except as disclosed on Schedule 5.11(b) of the Disclosure Schedule, all the Equipment is located at the Premises. All Equipment and Inventory is owned by Seller, free and clear of all Encumbrances.
Section 5.12.     Certifications and Permits. Schedule 2.1(e) lists all Certifications and Permits. Seller has not received any written notice of revocation of or noncompliance with any of the Certifications and Permits. Except as disclosed in Schedule 5.12 of the Disclosure Schedule, Seller has provided to Buyer true, complete and correct copies of all the Certifications and Permits.
Section 5.13.     Leased Property.
(a)    The Premises are leased by Seller pursuant to the Lease. The Lease is in full force and effect and is enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity. Seller has provided to Buyer complete and accurate copies of the Lease, including all amendments and modifications thereto. All rental and other payments due under the Lease are current through the end of the current calendar month. No uncured default by Seller has occurred under the Lease and, to Seller’s Knowledge, no uncured default by any other party has occurred under the Lease. After the Closing, no brokerage commissions or finder’s fees will be due with respect to the Sublease. Seller is the sole tenant and occupant of the Premises and does not share the Premises with or sublease any portion of the Premises to any other Person. The improvements on Premises are reasonably sufficient for the operation of the Premises for its current use. The Premises and all improvements located thereon have received all approvals of each applicable Governmental Authority required in connection with Seller’s use, occupancy or operation thereof, except for approvals that are immaterial in character, amount and extent and which do not materially interfere with the present use of the Premises by Seller. The improvements on the Premises and the business conducted by Seller thereon are not in violation of any applicable zoning or building Law and there are no violations of any applicable zoning or building Law relating to the Premises that remain unresolved. The Premises is served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate Seller’s businesses at such facility as currently conducted. The Premises abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Premises, and access to the Premises is provided by paved public rights of way. The Premises includes the parking spaces designated in the Sublease. There are no condemnation proceedings pending or, to Seller’s Knowledge, threatened with respect to the Premises.
(b)    Seller has provided Buyer with complete and accurate copies of all environmental audits, environmental reports, environmental studies, environmental assessments, environmental investigations, notices of violation and citations and other documents with respect to the Premises.
Section 5.14.     Compliance with Laws. Seller is not party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any governmental or other authority) with respect to any of the Purchased Assets. Seller is not in violation of or, to Seller’s Knowledge, being investigated for violation of any of the Certifications and Permits or violation of any Law or Order to which any of the Purchased Assets is subject.
Section 5.15.     Tax Matters. All Tax Returns required to be filed with respect to the Purchased Assets on or before the Closing Date have been duly and timely filed; all such Tax Returns are complete and correct; and all amounts shown to be due and owing thereon and all other material Taxes with respect to the Purchased Assets have been duly and timely paid in full. Seller has provided Buyer with a true, correct and complete copy of all such Tax Returns. Seller does not file any Tax Returns relating to the Purchased Assets in any jurisdiction other than as set forth Schedule 5.15 of the Disclosure Schedule. There are no liens for Taxes upon any of the Purchased Assets nor to Seller’s Knowledge is any taxing authority in the process of imposing any lien for Taxes on any of the Purchased Assets. Buyer will not have any Liability for Taxes of Seller or with respect to the Purchased Assets, or for any Tax amounts or contributions required to be withheld or made by Seller, in each case in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.
Section 5.16.     Solvency. Based on the consolidated financial condition of the Seller as of the Closing Date, after giving effect to the receipt by the Seller of the Purchase Price Balance hereunder, (i) the fair saleable value of the Seller’s assets exceeds the amount that will be required to be paid on or in respect of the Seller’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Seller’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Seller, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Seller, together with the proceeds the Seller would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.
Section 5.17.     Disclosure. Seller has provided Buyer with true, complete and correct copies of each of the documents referred to in any of the Schedules referred to in this Article V. Except as set forth in Section 5.17 of the Disclosure Schedule, Seller has provided Buyer with all material information relating to the Purchased Assets or the Relevant Operations requested by Buyer in writing through email requests to Seller’s General Counsel and in Buyer’s Preliminary Due Diligence Information Request dated August 23, 2016.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 6.1.     Authorization. Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Buyer’s execution, delivery, and performance of this Agreement and such other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Buyer’s part. This Agreement constitutes, and such other Transaction Documents when executed and delivered in accordance with the terms hereof will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.
Section 6.2.     No Conflict. Neither Buyer’s execution and delivery of this Agreement or the other Transaction Documents to which it is a party nor Buyer’s consummation of the transactions contemplated hereby or thereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of Buyer’s governing documents.
Section 6.3.     Consents. Except for the Required Consents and Required Notices, no approval, consent, exemption, authorization, Order or other action by, notice to, or registration, declaration, or filing with, any Person is necessary or required in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.
Section 6.4.     No Litigation. There are no actions, suits, or other legal proceedings pending at law, in equity, in arbitration or before any Governmental Authority that would prevent Buyer from consummating the transactions contemplated hereby or by the other Transaction Documents to which Buyer is a party at the Closing.
Section 6.5.     No Broker. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents for which Seller could become liable or obligated.
ARTICLE VII
COVENANTS
Section 7.1.     Inventory Limited License. Buyer grants to Seller a worldwide, non-exclusive, royalty-free, fully paid-up right and license under the Patent Rights, without any right to sublicense, to sell and have sold Seller’s biopolymer inventory that exists as of the Closing Date. The foregoing license is revocable by Buyer upon written notice to Seller in the event of a material breach by Seller of its covenants under this Agreement.
Section 7.2.     FAST Limited License. Buyer hereby grants to Seller a worldwide, non-exclusive, royalty-free, fully paid-up right and license, with the right to sublicense to third parties, under the FAST Patent Rights to develop and use the FAST technology to develop, make, have made, sell and have sold products recovered from crops and plants using the FAST technology. The foregoing license is revocable by Buyer upon written notice to Seller in the event of a material breach by Seller of its covenants under this Agreement.
Section 7.3.     Further Assurances. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets from Seller to Buyer. In addition, after the Closing Date, at the request of either Party, the other Party shall execute and deliver from time to time such further instruments of assignment, assumption, conveyance and transfer and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Purchased Assets or to confirm and perfect Buyer’s title to the Purchased Assets free and clear of Encumbrances, and otherwise to accomplish the orderly transfer of ownership of the Purchased Assets to Buyer as contemplated by this Agreement. Without limiting the foregoing, Seller shall, as and when reasonably requested by Buyer, cooperate with Buyer and provide reasonable assistance to Buyer with respect to (a) transferring the Know-how to Buyer after the Closing in a reasonably prompt and timely fashion (which shall include making the Chief Scientific Officer and other Key Metabolix Employees and other employees of Seller reasonably available in person to assist in the transition of such Know-how from Seller to Buyer and assisting Buyer in securing confidentiality and non-compete agreements from them), (b) transferring the Certifications and Permits, Books and Records, Offsite Equipment and Inventory to Buyer after the Closing, including providing all information with respect to Seller and its subsidiaries that Buyer may reasonably request in order to make any such transfers, and (c) assignment of Seller’s agreement with Masy Systems with respect to the “backup copies” of the Strains, in form and substance reasonably acceptable to Buyer, subject to the consent of Masy Systems. If Masy Systems’ consent to such assignment cannot be obtained, Seller will assist Buyer in negotiating a new agreement between Buyer and Masy Systems or another storage vendor selected by Buyer.
Section 7.4.     Confidentiality; Publicity. The Confidentiality Agreement shall remain in effect after the Closing, except that Buyer’s obligations of confidentiality and non-use thereunder shall terminate at the Closing with respect to any Confidential Information relating to the Purchased Assets or the Relevant Operations. Any press release or other public disclosure related to this Agreement, including the fact of its existence, must be mutually agreed to by both Parties except to the extent that such disclosure is required by law; provided, however, that the foregoing shall not restrict in any respect either Party’s ability to communicate information concerning this Agreement and the transactions contemplated hereby (i) to the officers, directors, employees and professional advisers of the Parties and their respective Affiliates, (ii) to the extent relevant, to third parties whose consent is required in connection with the transactions contemplated by this Agreement, or (iii) in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.
Section 7.5.     Confidential Information. Seller shall treat and hold in strict confidence all Confidential Information relating to any of the Purchased Assets or the Relevant Operations and shall refrain from using any such Confidential Information. If Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, subpoena or similar process to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this paragraph. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall first disclose such requirement to Buyer, use its reasonable best efforts, at Buyer’s expense, to obtain an order or other assurance that confidential treatment will be accorded to such Confidential Information, and afford Buyer the opportunity to seeks its own protective order with respect to the Confidential Information. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller in breach of this Agreement or other obligation to Buyer. Seller agrees that an action for damages will not be adequate to compensate Buyer for any breach or threatened breach of any of the provisions of this paragraph and, therefore, Buyer shall be entitled to seek injunctive relief (which remedy is cumulative with all other remedies), without the necessity of posting any bond, with respect to any breach or threatened breach of any of the provisions of this paragraph. For purposes of clarity, the foregoing covenants of Seller are in addition to, and not in limitation of, Seller’s obligation hereunder to transfer, sell and assign the Books and Records to Buyer.
Section 7.6.     Non-Compete. Seller agrees that, during the three year period following the Closing, neither Seller nor its subsidiaries will, whether on behalf of itself or themselves, for, through or in concert with any Person: (1) compete with or enter into, anywhere in North America, any business or operations competitive with the Relevant Operations; (2) induce or attempt to induce any employee of Buyer involved in the Relevant Operations to leave the employ of Buyer (excluding publishing general help wanted ads or the like); (3) induce any customer or supplier with whom Buyer does business in connection with the Relevant Operations to refuse to do business with Buyer; or (4) assist any Person to take any of the actions prohibited by the preceding clauses (1) through (3). Seller’s exercise of its rights under the licenses granted in Sections 7.1 and 7.2 will not constitute a breach of this Section 7.7.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
Section 8.1.     Survival of Representations and Warranties.
(a)    Subject to Section 8.1(b), the representations and warranties in Article V and in Article VI, and the corresponding rights to indemnification under Section 8.2(a)(i) and Section 8.2(b)(i), respectively, shall survive the Closing Date, even if the damaged Buyer Indemnified Party or Seller Indemnified Party (as applicable) knew or had reason to know of any inaccuracy in or breach of representation or warranty at any time prior to or as of the Closing (and no such knowledge will limit or modify any of the representations or warranties set forth in this Agreement).
(b)    Subject to Section 8.1(c): (i) the Seller Business Representations will terminate eighteen months after the Closing Date; and (ii) the Seller Fundamental Representations and the representations and warranties in Article VI will terminate on the third (3rd) anniversary of the Closing Date;
(c)    If written notice of a claim for indemnification hereunder for breach of representation or warranty is given before the date on which the representation or warranty terminates under Section 8.1(b), such representation or warranty will survive without termination for purposes of the claim so noticed until resolution of such claim is attained, regardless of whether formal legal action has then been commenced.
Section 8.2.     Indemnification.
(a)    For Buyer’s Benefit. Seller shall indemnify and defend Buyer and each of the other Buyer Indemnified Parties and hold each of the Buyer Indemnified Parties harmless from and against all Claims and Adverse Consequences that are incurred or suffered by Buyer or any of the other Buyer Indemnified Parties in connection with or resulting from any of the following, including in each case Claims and Adverse Consequences for which Buyer becomes responsible to any Governmental Agency or other third party under a theory or principle of successor liability or for which Buyer becomes responsible under any bulk sales, bulk transfer law or other similar principle of Law:
(i)    any inaccuracy in or breach of a representation or warranty made by Seller in this Agreement, in each case without giving effect to any “materiality” or similar qualification therein for purposes of calculating damages, losses or other Claims and Adverse Consequences, but all such qualifications shall be given effect for purposes of determining whether an inaccuracy or breach of any such representations or warranties has occurred;
(ii)    any failure of Seller to perform any of its obligations or covenants in this Agreement;
(iii)    any Retained Liability;
(iv)    the ownership, use or operation of the Purchased Assets prior to the Closing, including any such Adverse Consequences relating to employees or other service providers of Seller;
(v)    the ownership or operation of any other business of Seller or it subsidiaries;
(vi)    the Excluded Assets; or
(vii)    Transfer Taxes and Costs that are Seller’s responsibility under Section 9.1.
(b)    For Seller’s Benefit. Buyer shall indemnify and defend Seller and each of the other Seller Indemnified Parties and hold each of the Seller Indemnified Parties harmless from and against all Claims and Adverse Consequences that are incurred or suffered by Seller or any of the other Seller Indemnified Parties in connection with or resulting from:
(i)    any inaccuracy in or breach of a representation or warranty made by Buyer in this Agreement, in each case without giving effect to any “materiality” or similar qualification therein for purposes of calculating damages, losses or other Claims and Adverse Consequences, but all such qualifications shall be given effect for purposes of determining whether an inaccuracy or breach of any such representations or warranties has occurred;
(ii)    any failure of Buyer to perform any of its obligations or covenants in this Agreement;
(iii)    Buyer’s failure to perform the Assumed Obligations after the Closing;
(iv)    Transfer Taxes and Costs that are Buyer’s responsibility under Section 9.1; or
(v)    the ownership, use or operation of the Purchased Assets after the Closing and Buyer’s operation of its business, including any such Claims and Adverse Consequences relating to any employees and service providers of Buyer, but excluding (A) Claims and Adverse Consequences arising from the ownership, use or operation of the Purchased Assets by Seller and its subsidiaries prior to the Closing and (B) Claims and Adverse Consequences for which Buyer is entitled to indemnification under Section 8.2(a).
Section 8.3.     Indemnification Procedures.
(a)    In the event the facts giving rise to a claim for indemnification under this Article VIII shall involve any action, or threatened claim or demand by any third party (a “Third Party Claim”), the Persons seeking indemnification (the “Indemnified Parties”) shall, promptly after obtaining knowledge of such Third Party Claim or demand giving rise to the claim for indemnification, send written notice of intent to seek indemnity, describing such action or claim in reasonable detail (a “Claim Notice”) to the Party from which indemnification is sought hereunder (the “Indemnifying Party”); provided, however, that no delay in delivering such notice will relieve the Indemnifying Party from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Party is materially and substantially prejudiced by the Indemnified Party’s failure to deliver such notice.
(b)    The Indemnifying Party will have the right to contest and defend against the Third Party Claim at the Indemnifying Party’s sole cost and expense and with the advice of legal counsel of its choice that is approved by the Indemnified Parties (which approval may not be unreasonably withheld); provided that (i) the Indemnifying Party notifies the Indemnified Parties, in writing within 10 calendar days after receiving notice of the Third Party Claim from the Indemnified Parties, that the Indemnifying Party will indemnify the Indemnified Parties from and against all Claims and Adverse Consequences that the Indemnified Parties may suffer resulting from or related to the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Parties with evidence reasonably acceptable to the Indemnified Parties that the Indemnifying Party will have the financial resources to defend against such Third Party Claim and fulfill its indemnification obligations under this Agreement, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the Indemnified Parties’ good faith judgment, likely to establish a precedential custom or practice that is materially adverse to any Indemnified Party or their businesses, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(c)    If the Indemnifying Party elects to contest or defend against a Third Party Claim in accordance with Section 8.3(b), then (i) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third Party Claim, (ii) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the Indemnified Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).
(d)    If any condition in Section 8.3(b) is or becomes unsatisfied, then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (provided the Indemnifying Party may, at its sole cost and expense, participate in the defense of the Third Party Claim and Indemnified Parties shall not consent to the entry of any judgement or enter into any settlement without reasonable prior consultation with the Indemnifying Party), (ii) the Indemnifying Party shall reimburse the Indemnified Parties promptly and periodically for all costs and expenses (including reasonable attorneys’ fees and expenses) of contesting, defending against and settling the Third Party Claim (to the extent that any such costs and expenses are Claims and Adverse Consequences for which the Indemnified Parties are entitled to indemnification under Section 8.2(a) or Section 8.2(b)) and (iii) the Indemnifying Party shall remain responsible for any Claims and Adverse Consequences that the Indemnified Parties suffer resulting from or relating to the Third Party Claim (to the extent that the Indemnified Parties are entitled to indemnification for such Claims and Adverse Consequences under Section 8.2(a) or Section 8.2(b)).
Section 8.4.     Limitations.
(a)    Consequential Damages. No Party is responsible for indemnification under Section 8.2(a) or Section 8.2(b) for any damages other than actual, compensatory damages (which damages, for purposes of clarity, do not include consequential, exemplary or punitive damages), except for damages included in a Third Party Claim for which any of the Indemnified Parties is entitled to indemnification under Section 8.2(a) or Section 8.2(b) (as applicable), which damages are fully recoverable to the extent provided under Section 8.2(a) or Section 8.2(b) (as applicable).
(b)    Limitations. Anything herein contained to the contrary notwithstanding, Seller shall not be liable under Section 8.2(a)(i) for breach of any of the Seller Business Representations unless claims for indemnification against Seller under Section 8.2(a)(i) exceed in the aggregate $300,000 (the “Basket Amount”), at which point Seller shall be liable for the full amount of such claims for indemnification, including the full Basket Amount of claims; provided, however, that Seller’s maximum liability under Section 8.2(a)(i) for Claims and Adverse Consequences resulting from breaches of the Seller Business Representations shall not exceed $2,000,000 (the “Cap Amount”). Notwithstanding the foregoing provisions of this paragraph, the limitations set forth in this paragraph will not apply with respect to any Claims and Adverse Consequences attributable to or arising or resulting from fraud or intentional misrepresentation, and the amount any such Claims and Adverse Consequences will not be included in calculating the Basket Amount or the Cap Amount.
Section 8.5.     Remedies. Seller acknowledge and agree that the indemnification provisions in this Article VIII shall be the exclusive remedies of Seller and Buyer with respect to claims for Claims and Adverse Consequences or otherwise in connection with, arising out of or resulting from the transactions contemplated by this Agreement, and all other remedies for relief, except as expressly contemplated by this Agreement, are hereby waived. Notwithstanding the foregoing: (a) the previous sentence shall not limit or otherwise affect, and such sentence is in addition to and not in derogation of, any nonmonetary right or remedy which any Party may have under this Agreement, and such sentence shall not otherwise limit or affect any Party’s right to seek equitable or injunctive relief, including the remedy of specific performance for nonmonetary relief; and (b) the previous sentence does not apply to Claims and Adverse Consequences attributable to or arising or resulting from fraud or intentional misrepresentation.
ARTICLE IX
MISCELLANEOUS
Section 9.1.     Taxes, Costs and Expenses. Seller shall pay when due all Taxes (other than income Taxes of Buyer), conveyance fees, title application fees, registration fees, and recording fees and charges (including any interest and penalties) incurred in connection with the sale, transfer and conveyance of the Purchased Assets to Buyer and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents (all the foregoing Taxes, fees and costs being “Transfer Taxes and Costs”), regardless of the Person on whom Transfer Taxes and Costs are imposed. Seller, at its own expense, shall file all necessary Tax returns and other documentation with respect to all Transfer Taxes and Costs. Notwithstanding the foregoing, (a) all costs and expenses for disassembly, removal, storage, loading, crating, packaging, shipping and export of the Offsite Equipment, (b) all costs of shipment of Inventory from its current warehouse location to Buyer or Buyer’s designee, (c) all fees and costs of transferring the Certifications and Permits to Buyer, and (d) all fees and costs of filing documents of assignment with respect to the Patent Rights and the Trademarks in jurisdictions where Buyer elects to maintain such Patent Rights and Trademarks, shall be the sole and exclusive obligations of Buyer. Except as otherwise expressly provided herein, each of the Parties shall be responsible for and shall pay all expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal fees and expenses incident to the negotiation and preparation of this Agreement.
Section 9.2.     Notices. Any notice or other communications hereunder shall be deemed given (a) five (5) business days after being mailed by certified mail, postage prepaid, return receipt requested, (b) on the first (1st) business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon machine generated acknowledgement of receipt after transmittal by electronic mail if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day. All notices, demands and other communications pertaining to this Agreement shall be in writing addressed to the Parties hereto at the following addresses or at such other address as may be specified by like notice by either of the Parties hereto:
To Seller:
Metabolix, Inc.
19 Presidential Way
Woburn, MA 01801 USA
Attention: CEO
To Buyer:
CJ America, Inc.
3530 Wilshire Boulevard, Ste. 1220
Los Angeles, California 90010
Attention: Legal
With a copy (which will not constitute notice) to:
McGuireWoods LLP
1800 Century Park East
Los Angeles, CA 90067
Attention: Richard Grant, Esq.
Section 9.3.     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by the partners or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.4.     Successors; Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations under this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld or delayed.
Section 9.5.     Entire Agreement. This Agreement (including all Schedules and Exhibits referred to herein, which are hereby incorporated by reference) and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, oral or written between Parties, with respect to the subject matter of this Agreement and the other Transaction Documents, except that the Confidentiality Agreement shall survive as provided in Section 7.4. Seller and Buyer agree that the Binding Letter of Intent dated August 19, 2016, shall forever terminate on the Closing Date and thereafter be of no further force or effect.
Section 9.6.     Governing Law and Dispute Resolution. This Agreement and the interpretation hereof, and all disputes, claims, actions and controversies arising out of this Agreement, shall be construed in accordance with the laws of the State of Delaware. Each Party hereby (a) agrees to the exclusive jurisdiction of the state courts of the County of New Castle in the State of Delaware or, if it can obtain jurisdiction, the courts of the United States of America located in the State of Delaware, with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any process upon it and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 9.2 and service so made will be complete when received. Nothing in this Section 9.6 will affect the rights of the Parties to serve legal process in any other manner permitted by law.
Section 9.7.     Counterparts. This Agreement may be executed in any number of counterparts and via electronic communication, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.
Section 9.8.     Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
Section 9.9.     Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.
Section 9.10.     No Third Party Beneficiaries. No person other than Buyer or Seller, and with respect to Article VIII the Buyer Indemnified Parties and Seller Indemnified Parties, shall have any rights, benefits or obligations under this Agreement as a third party beneficiary or otherwise.
Section 9.11.     The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedule. Each Exhibit is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.
Section 9.12.     Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
Section 9.13.     Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause. The terms “hereof,” “herein,” “hereunder” and the like refer to this Agreement as a whole, and not the Section or paragraph in which such term appears.
[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

SELLER: METABOLIX, INC. By: /s/ Joseph Shaulson Name: Joseph Shaulson Title: President & CEO
BUYER: CJ RESEARCH CENTER LLC By: /s/ Soo Hee Lee Name: Soo Hee Lee Title: Manager
EXHIBITS AND SCHEDULES

Schedules

2.1(b)    Patent Rights
2.1(e)    Certifications and Permits
2.1(f)    License Agreements
2.1(g)    Equipment
2.1(h)    Trademarks
2.1(i)    Inventory
2.1(j)    Confidentiality Agreements to be Assigned
3.2    Purchase Price Allocation
5.3    Required Consents and Required Notices

Exhibits

A    Sublease
B    Bill of Sale
C     Patent Assignment
D    Assignment and Assumption Agreement
E    Trademark Assignment
F    Disclosure Schedule
G    [Intentionally deleted]
H    Assignment of Confidentiality Agreements